Exhibit 10.61
CONFIDENTIAL-SPECIAL HANDLING
November 21, 2005
William A. Owens
Vice Chairman and Chief Executive Officer
Nortel Networks Corporation and
Nortel Networks Limited
8200 Dixie Road, Suite 100
Brampton, Ontario
L6T 5P6
Dear Bill:
This letter (“Agreement”) records the arrangements between you and Nortel Networks (the “Corporation”) concerning the cessation of your employment. The arrangements are as follows:
Cessation of Employment
1.	As used in this Agreement, the term “Corporation” shall mean Nortel Networks Inc., its parent, subsidiaries, affiliates (including, but not limited to, Nortel Networks Corporation and Nortel Networks Limited), predecessors, successors and assigns and all past and present officers, directors, employees and agents (in their individual and representative capacities only) of Nortel Networks Inc., its parent, subsidiaries, affiliates, predecessors, successors and assigns, in every case individually and collectively.

2.	Your employment relationship with the Corporation shall cease on November 18, 2005 (“Employment Termination Date”). It is agreed and understood that as of the close of business on November 18, 2005, you are no longer expected to perform any duties or responsibilities on behalf of the Corporation. All external responsibilities which you had prior to this date will be assumed by a person designated by the Corporation, including any participation in industry or other associations representing the Corporation. In addition, you agree to resign from your position as a member of the Board of Directors of the Corporation, effective as of or before the Employment Termination Date.
William J. Donovan
Senior Vice President
Human Resources
Nortel
8200 Dixie Road Suite 100 Brampton ON Canada L6T 5P6 T 905.863.1100 F 905.863.8412 E billdono@nortel.com

William A. Owens
November 21, 2005

Revocation Clause
3.	You acknowledge that you received this document on or about November 21, 2005, and have twenty-one (21) days commencing on or about November 21, 2005, at your discretion, to consider whether to accept this Agreement. In addition, you shall have seven (7) calendar days following your execution of this document to revoke this Agreement by written notice. To be valid, the letter of revocation must be received by William J. Donovan (“me”) at Nortel Networks, 4006 E. Chapel Hill-Nelson Highway, Research Triangle Park, North Carolina 27709, not later than the close of business seven (7) calendar days after you sign this Agreement. The terms and conditions of this Agreement shall become operative seven (7) days after you execute and deliver this Agreement to me, provided that you are in compliance with all terms and conditions of this Agreement and that you have not revoked this Agreement pursuant to the provisions set forth above in this paragraph.
Post Termination Payments/Benefits (“PTPB”) To Be Provided by the Corporation
4.	The Corporation will provide you the payments and benefits set out in this paragraph 4(a) through (k) below, in addition to the applicable payments and benefits set forth in paragraph 5 of this Agreement, conditional upon (i) your signing and returning to me a copy of this Agreement; (ii) your compliance with all terms and conditions of this Agreement and those terms and conditions of your Employment Agreement and all other employment-related writings that you entered into with the Corporation (collectively, the “Employment Documents”); (iii) you not revoking this Agreement pursuant to paragraph 3 above; (iv) you not soliciting, either directly or indirectly for employment any employee(s) currently employed by the Corporation; (v) you not electing to accept employment with, or serve as a consultant, contractor or representative for, a company in competition with the Corporation, without the written consent of the Corporation and (vi) the Corporation’s execution of this Agreement. You agree that, in the absence of written consent by the Corporation, any company will be deemed to be a prohibited company under (v) above, and also agree that the PTPB set forth in this paragraph 4 are dependent upon your compliance with these conditions and the PTPB will cease immediately upon your lack of compliance. The Corporation’s response and consent referenced in (v) above will not be unreasonably withheld. So long as you comply, the Corporation will:

(Severance Allowance)
(a)	pay you, on or before the first pay period following the Employment Termination Date, severance allowances consisting of two (2) years of annual base salary plus a special

William A. Owens
November 21, 2005

award equivalent to two (2) years of annual bonus paid at target (“Severance Pay”), in the total lump sum amount of Five Million Four Hundred Thousand Dollars ($5,400,000). Your Severance Pay is an individually negotiated amount to be paid in a different manner than and in lieu of any severance allowance benefit payable under the Nortel Networks Enhanced Severance Allowance Plan. By this Agreement you expressly waive any right to receive a benefit under the terms of the Nortel Networks Enhanced Severance Allowance Plan;
(2005 SUCCESS Incentive Plan)
(b)	consider you to be eligible to receive an incentive award payment under the 2005 SUCCESS Incentive Plan (the “Plan”). Any payment under the Plan will be determined by the Corporation based on the terms and conditions of the Plan in effect at the relevant time, will be pro rated for the period you were employed during 2005, and will be made using an Individual Performance Factor (IPF) of 1.0. Eligibility shall not be construed as a right to such payment, and any such payment will be made to you in a lump sum on the earlier of (i) the date any incentive award payment is made by the Corporation to employees generally under the terms of the Plan, provided such date is on or before March 15, 2006, or (ii) May 15, 2006.
(Insurance Benefits)
(c)	allow you to elect to: (i) obtain at your own expense continued health coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period generally extending for eighteen (18) months from your Employment Termination Date; (ii) exercise your right to obtain Retiree Medical Plan coverage, at your own expense, in accordance with the provisions of the Nortel Networks Retiree Medical Plan; or (iii) revoke all group life insurance and health coverages (medical, dental, vision, hearing, Employment Assistance Program and Health Care Reimbursement Account (“HCRA”) and AD&D coverage in which you and your covered eligible dependants, if any, are enrolled on the Employment Termination Date. If you elect (iii), your life and AD&D coverages will terminate effective 12:01 a.m. on November 19, 2005 and your health coverages, with the exception of HCRA, will terminate at the end of the month in which your employment relationship ceases (November, 2005). Irrespective of your selection of one of the foregoing options, at the time your group life insurance coverages terminate, you may convert appropriate coverages to applicable individual policies. AD&D cannot be converted to an individual policy. Please make your election in the space provided at the end of this Agreement concerning your decision to elect or decline the benefits set forth in this paragraph 4(b);

William A. Owens
November 21, 2005

(Special Pension Arrangements)
(d)	pay you, as previously authorized by the Board of Directors and disclosed by the Corporation, a pension benefit over a guaranteed period of five (5) years commencing with a payment of Seven Hundred Three Thousand Nine Hundred Thirteen Dollars ($703,913.00) to be made in June, 2006 and equal monthly payments thereafter in the amount of Ninety Nine Thousand Seventy Three Dollars ($99,073.00) through and including November, 2010;
(Stock Options)
(e)	consider you ineligible for consideration for any future grant(s) of stock options. As authorized by the Board of Directors, all stock options previously granted to you have vested. Your right to exercise any vested Nortel Networks stock options after the Termination Date (including during the Severance Period) will be determined in accordance with the provisions of the stock option plan under which the stock options were granted and the instrument of grant evidencing the options.
(Deferred Share Units)
(f)	settle the Deferred Share Units (“DSUs”) which were awarded to you as an independent director of the Corporation prior to becoming an employee;
(Relocation Costs)
(g)	arrange and pay for the shipment of your household goods and vehicle(s) from Canada to the U.S. subject to the terms, limits and exclusions of the Nortel Networks International Assignment Long-Term Program, and pay you, on or before the first pay period following the Employment Termination Date, a lump sum Relocation Cost Allowance of twenty thousand dollars ($20,000.00) which amount will be grossed up for applicable taxes;
(Outplacement Assistance)
(h)	make available to you, should you elect, executive outplacement services to assist you in securing new employment, including as a member of a Board of Directors, and pay the professional fees for such services as are reasonably incurred;

William A. Owens
November 21, 2005

(Tax Equalization)
(i)	provide you with any tax equalization benefits in accordance with the provisions of the Nortel Networks International Assignment Long-Term Program;
(Withholdings)
(j)	with respect to any monies or monetary equivalents to be paid hereunder, in its reasonable discretion, withhold appropriate amounts concerning any and all applicable federal, state or local tax withholding; and
(Tax Preparation)
(k)	pay the cost of personal income tax preparation for calendar years 2005 and 2006 and, at the Corporation’s sole discretion, for additional years through 2010, provided there are tax credits available to the Corporation after 2006. Such tax preparation services will be provided by the service provider selected by the Corporation, in accordance with the provisions of the Nortel Networks International Assignment Long-Term Program.
Benefits and Payments Available to You Without Signing this Agreement
5.	The following payments and benefits shall be provided to you by the Corporation, as applicable, without the requirement that you sign this Agreement:

(Pension Benefits), if applicable
(a)	you are eligible to elect to receive an estimated Seventy Three Thousand Five Hundred Dollars ($73,500.00) which is the combined benefit payable as a lump sum in December, 2005 as a result of your participation in the Nortel Networks Retirement Income Plan and the Restoration Plan;
(Nortel Networks Long Term Investment Plan (“LTIP”)), as applicable
(b)	contributions made by you and any amounts that have vested in your LTIP account will be maintained or distributed pursuant to your direction(s) as permitted by the terms and conditions of the LTIP; and
(Vacation Benefits)
(c)	you will be paid, on or before the first pay period following the Employment Termination Date, a lump sum amount of One Hundred Seventy-Three Thousand Seventy-Six Dollars ($173,076.00) which is the equivalent of nine (9) weeks of base salary representing your

William A. Owens
November 21, 2005

current accrued but unused vacation benefit, with no further vacation accrual subsequent to Employment Termination Date.
Obligations of William A. Owens
6.	Your signature herein is required to receive the PTPB set forth in paragraph 4. Additionally, your signature will evidence your agreement to accept the following additional obligations:
(Expense Accounts)
(a)	you shall reconcile and settle your employee expense account, and any advances made to you by the Corporation, as soon as possible but not later than the Employment Termination Date;
(Inventions/Confidentiality)
(b)	you acknowledge that you continue to be bound by the terms of the Employment Documents, which you executed during the course of your hiring and employment by the Corporation. You confirm that your entire right, title, and interest to all Inventions as generally described in such agreements with the Corporation are assigned to the Corporation regardless of the exact terms in, or the existence of, such an agreement between you and the Corporation.

With respect to Inventions as described in the above paragraph, you have disclosed or will promptly disclose them in writing to the Corporation, and you will, on the Corporation’s request, promptly execute a specific assignment of title to the Corporation or its designee, and do anything else reasonably necessary to enable the Corporation to secure a patent or other form of protection for such Inventions in the United States and in other countries. Any information pertaining to such an Invention is considered the confidential information of the Corporation until and unless such Invention is patented or published by the Corporation.

Also, you shall continue to maintain the confidentiality of all trade secrets and confidential, proprietary, commercial, technical or other information; and specifically you agree that you shall not at any time during or following your employment with the Corporation, disclose, other than to the Corporation’s authorized personnel, or otherwise use for non-Corporation purposes, any confidential or proprietary information or know-how of any nature (whether or not a trade secret) relating to an activity of the Corporation or to any invention, which is owned or licensed by the Corporation. Further, you agree, except as required by law or judicial process, not to reveal, disclose, or cause to be revealed or disclosed, anything with respect to the Corporation that could be reasonably expected to be injurious or harmful to any of its interests, or the interests of its

William A. Owens
November 21, 2005

employees, officers or directors. In addition, for a period of two (2) years from the Employment Termination Date, you shall issue no public statement on the business affairs, policies or the like of the Corporation without the prior written consent of the Corporation and without limiting the foregoing, you shall not disparage the Corporation;
(Notice)
(c)	upon the occurrence of any contingency which affects your rights in or to any subsequent payment or benefit, or affects the Corporation’s rights under this Agreement, including without limitation, your obtaining new employment and/or the commencement of coverage under a new employer’s benefit plan(s), you shall, within ten (10) days of such occurrence, give written notice to the Corporation of that event. Such notice shall be sent to me in writing;
(Advice and Assistance)
(d)	you shall be generally available to assist the Corporation with any matters with which you are personally familiar. In the event it is necessary for you to provide the aforementioned services, then the Corporation shall reimburse you for authorized, reasonable and documented travel expenses, including, but not limited to, transportation, lodging and meals, but not including attorneys’ or other professional fees incurred without the prior approval of the Nortel Networks Corporation Chief Legal Officer;
(Company Property and Information Preservation)
(e)	prior to your Employment Termination Date and before receiving any monies pursuant to this Agreement, you shall return to the Corporation any and all property of the Corporation currently in your possession and/or subject to your control, whether such material shall be written instruments or tapes in electronic and/or recorded format. For your convenience, you may continue to retain the laptop computer and mobile phone provided to you by the Corporation for a period of twelve (12) months following your Employment Termination Date.

The Corporation’s Corporate Procedure 206.01 states that “all documents, messages or data composed, sent, or received through the network of Nortel Networks in any form are and remain at all times the property of Nortel Networks”. In addition, all work product that you have produced during your employment with the Corporation is the property of the Corporation. Therefore, all information, (however recorded or stored) (“Information”) in your possession and/or that you have created in the course of your employment with the Corporation (whether or not currently in your possession or control) is the property of the Corporation.

William A. Owens
November 21, 2005

You are aware that Nortel Networks has received a formal order of investigation from the United States Securities and Exchange Commission (“SEC”) that requires the preservation and collection and disclosure of certain Information to the SEC. The Corporation is also a party to various civil lawsuits and other investigations and may need access to certain Information for those matters as well. Therefore, you agree to take affirmative steps to preserve all Information in your possession, custody and control (including information controlled by your assistant, if any).
As a result, you have the responsibility to secure relevant Information.
You agree to gather (including from on-site and off-site storage) and return to the Corporation all physical copies of Information (for example and without limitation, computer discs, Jaz Drive tapes, paper copies) and arrange for this information to be provided to your manager. In addition, the Corporation will take possession of your computer and preserve all electronic Information on your computer, as well as any related servers on which you have Information stored, at the time your computer is turned into the Corporation. Any Information located in your home, including on a home personal computer, must be returned to the Corporation and deleted from your home computer.
Compliance with this requirement is not optional. Given the penalties which the law provides, it is in everyone’s interest to comply as quickly and completely as possible. None of these materials should be destroyed, even if they are a printout of something on a hard drive, until the investigations and all of the ongoing litigation is concluded. Should you have any questions regarding the implementation of these preservation instructions, please contact me, without delay.
The Information will be used by the Corporation for general business purposes and may also be provided by the Corporation to regulatory authorities in response to their requests or disclosed in any relevant private litigation to which the Corporation is a party. Also, the Information may be used by and provided to other entities within the Nortel Networks group and/or the Corporation’s external advisors. In some instances, the recipients of this Information will be located outside your geographic area. To the extent that the Information contains any personal information, you consent to the collection, transfer and disclosure of that information by the Corporation to Nortel Networks entities, third parties and regulatory authorities within and outside of your geographic area for the purposes set out above;

William A. Owens
November 21, 2005

(Stock Insider)
(f)	you understand and agree that if you have the designation of either “Reporting” or “Non-Reporting” Insider pursuant to Corporate Policy 320.28 of Nortel Networks Corporation (and under applicable Canadian/US securities legislation for Reporting Insiders), you will cease to have this designation effective on the Employment Termination Date. Notwithstanding the fact that you will no longer have this designation, if you are in possession of material non-public information relating to Nortel Networks, you are prohibited from trading in Nortel Networks securities (or informing another person of the material non-public information) in accordance with applicable laws. If you are a “Reporting” Insider, you understand that you are required to amend your insider profile within ten (10) days of your termination date on the Canadian System for Electronic Disclosure by Insiders (SEDI) to indicate that you are no longer a “Reporting” Insider of Nortel Networks. You should contact the Insider Reporting Department at (905) 863-1220 and fax (905) 863-8524 for assistance in amending the SEDI profile; and
(Completion of Forms/Paperwork)
(g)	you agree to complete such documentation/forms and paperwork that may be necessary to commence benefits provided to you under this Agreement.
Cessation of Benefits
7.	All company benefits not expressly extended to you pursuant to this Agreement shall be terminated effective 12:01 a.m. on the day after the Employment Termination Date.
Securities Indemnification
8.	The Corporation shall indemnify you in accordance with section 124 of the Canada Business Corporations Act and the Corporation’s By-Laws. Subject to and without limiting the foregoing, the Corporation’s legal counsel will represent you in respect of any civil, criminal, administrative, investigative (including any internal investigation or independent review being conducted by the Corporation’s Board of Directors or a Committee thereof) or other proceeding in Canada, the United States or other applicable jurisdiction in which you are involved (including as a witness) because of your association with the Corporation (hereafter, a “Matter”). However, in the event that the Corporation’s counsel cannot represent you in a Matter because of a conflict, the Corporation agrees to advance monies to pay your reasonable and actual legal expenses in that Matter provided you agree that you will not settle the Matter, retain defense counsel or expert witnesses or consultants, or incur any defense costs without obtaining the Corporation’s prior consent, which consent will not be unreasonably withheld.

William A. Owens
November 21, 2005

Release
9.	IN CONSIDERATION OF THE FOREGOING PAYMENTS AND BENEFITS DETAILED ABOVE, FOR WHICH YOU WOULD OTHERWISE BE INELIGIBLE, YOU HEREBY FULLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE THE CORPORATION (EXCEPT FOR THE PROMISES AND COMMITMENTS CONTAINED HEREIN) TO THE EXTENT PERMITTED BY LAW, FROM ANY AND ALL CLAIMS, INCLUDING WITHOUT LIMITATION, PROVISIONS FOR SALARY, INCENTIVE COMPENSATION, VACATION PAY, SEVERANCE PAY UNDER THE NORTEL NETWORKS EXECUTIVE MANAGEMENT TEAM SEVERANCE ALLOWANCE PLAN, NORTEL NETWORKS ENHANCED SEVERANCE ALLOWANCE PLAN, NORTEL NETWORKS CORPORATION SPECIAL RETENTION PLAN, COMMISSIONS, PENSION OR OTHER BENEFITS OR OTHER COMPENSATION AND PERQUISITES AND ANY AND ALL REAL OR PRETENDED CLAIMS, CAUSES OF ACTION, OR DEMANDS, INCLUDING, WITHOUT LIMITATION, THOSE FROM RIGHTS UNDER ANY FEDERAL, STATE, AND LOCAL LAW, INCLUDING, WITHOUT LIMITATION, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT (“WARN”) AND THOSE PROHIBITING DISCRIMINATION ON ANY BASIS, INCLUDING SEX, AGE, RELIGION, SEXUAL ORIENTATION, DISABILITY, RACE, NATIONAL ORIGIN, AS MAY BE PROHIBITED UNDER SUCH LAWS AS THE AGE DISCRIMINATION ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA), THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, THE EQUAL PAY ACT AND THE FAMILY AND MEDICAL LEAVE ACT, INCLUDING ANY AMENDMENTS TO THOSE LAWS (INCLUDING, BUT NOT LIMITED TO, YOUR RIGHT TO MAKE A CLAIM IN YOUR OWN RIGHT OR THROUGH A SUIT BROUGHT BY ANY THIRD PARTY ON YOUR BEHALF) OR ANY COMMON LAW CLAIMS OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, CONTRACT, TORT, AND PROPERTY RIGHTS INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, FRAUD, DECEIT, NEGLIGENCE, NEGLIGENT MISREPRESENTATION, DEFAMATION, NEGLIGENT SUPERVISION, BREACH OF PRIVACY, MISREPRESENTATION, WRONGFUL TERMINATION, INVASION OF PRIVACY, INTENTIONAL OR NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS, BREACH OF FIDUCIARY DUTY, VIOLATION OF PUBLIC POLICY AND ANY OTHER COMMON LAW CLAIM OF ANY KIND WHATSOEVER AS OF THE DATE OF THIS AGREEMENT WHICH YOU EVER HAD OR NOW HAVE, DIRECTLY OR INDIRECTLY, BASED UPON ANY FACT, MATTER, EVENT OR CAUSE, WHETHER KNOWN OR UNKNOWN, ARISING OUT OF OR RELATING TO YOUR EMPLOYMENT BY THE CORPORATION AND YOUR SEPARATION THEREFROM, OR YOUR RELATIONSHIP WITH THE CORPORATION OR THE TERMS OF ANY WRITTEN OR ORAL EMPLOYMENT ARRANGEMENTS OR THE LIKE THAT YOU MAY HAVE ENTERED INTO WITH THE CORPORATION. THIS AGREEMENT MAY NOT BE USED TO

William A. Owens
November 21, 2005

INTERFERE WITH YOUR RIGHT TO FILE A CHARGE OR PARTICIPATE IN AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY OTHER APPROPRIATE AGENCY. HOWEVER, YOU UNDERSTAND AND AGREE THAT THE CORPORATION WILL USE THIS AGREEMENT AS A DEFENSE TO ANY SUCH CHARGE YOU FILE, INVESTIGATION OR PROCEEDING IN WHICH YOU PARTICIPATE, OR REMEDY WHICH YOU SEEK. YOU AGREE THAT THIS RELEASE SHALL BE BINDING UPON YOU AND YOUR HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS, AND ITS ENFORCEABILITY SHALL NOT BE CHALLENGED. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW AND CONSIDER THE TERMS OF THIS AGREEMENT INCLUDING, AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL OF YOUR CHOICE. YOU HEREBY ACKNOWLEDGE THAT YOU INTEND TO GRANT TO THE CORPORATION A FULL AND FINAL RELEASE AS SET FORTH HEREIN. FINALLY, YOU UNDERSTAND AND AGREE THAT THE CORPORATION MAY DEDUCT FROM ANY PAYMENT PROVIDED TO YOU UNDER THIS AGREEMENT ANY AMOUNTS (INCLUDING, BUT NOT LIMITED TO, ANY ADVANCE, LOANS, OVERPAYMENT, TAX EQUALIZATION PAYMENTS OR OTHER MONIES) THAT THE CORPORATION DETERMINES THAT YOU OWE THE CORPORATION.

10.	This Agreement constitutes the entire understanding of the parties with respect to your prior employment, including termination thereof, and there are no promises, understandings or representations other than those set forth herein. This Agreement may be modified only with a written instrument duly executed by you and Corporation.

11.	This Agreement shall be governed by the laws of North Carolina without regard to any provisions concerning conflict of laws. This Agreement may be delivered by facsimile and executed in counterparts, all of which, taken together, shall constitute one and the same original instrument.

12.	The parties agree that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

William A. Owens
November 21, 2005

Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements and commitments, and your acceptance thereby, by signing, dating and returning this Agreement to me.
Yours truly,
/s/ William J. Donovan
William J. Donovan
Senior Vice President, Human Resources
WJL/jld
IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as set forth below.

PLEASE INDICATE BELOW YOUR ELECTIONS REGARDING:

•	Insurance Benefits
I elect the provisions of (CIRCLE ONE)

	1.	4(b)(i) [COBRA Coverage];

	2.	4(b)(ii) [Nortel Retiree Medical Coverage]; or

	3.	Revoke all group life insurance and health coverages in which I am currently enrolled.

WAO
INITIALS

NORTEL NETWORKS INC.		WILLIAM A. OWENS

By:	/s/ William J. Donovan	/s/	William A. Owens

Title:	SVP Human Resources	Date:	11/21/05
Date:	Dec. 1, 2005